Exhibit 99.77C

Western Asset/Claymore
TIPS 2
("Registrant")
Form N-SAR
For the Six Months Ended
June 30, 2005

Sub-Item 77C:  Matters
submitted to a vote of
security holders

Shareholder Meeting
Results (share amounts
are not in thousands):
The Fund's annual
meeting of shareholders
was held on May 9, 2005.
Of the 61,184,134 common
shares outstanding, the
following shares were
voted in the meeting:
F
o
r



W
i
t
h
h
e
l
d
Election of Class I
Trustees:
Nicholas Dalmaso
			59,437,953
	867,311
Michael Larson
			59,470,302
	834,962


Of the 16,400 preferred shares outstanding, the following shares were voted in the meeting:

F
o
r



W
i
t
h
h
e
l
d
Election of Class I Trustees:
Nicholas Dalmaso
			8,013
	35
Michael Larson
			8,013
	35